(English Translation)

Exhibit 10.18
 Cooperation Agreement

Party A Beijing PKU Chinafront Technology Co., Ltd
Authorized Representative: Xia Shudong
Party B Earth and Space College , Peking University
Authorized Representative: Pan Mao

Both parties, according to Contract Law of the People’s Republic of China and other related legal regulations of China, Based on Principle of Equality, cooperation and mutual development , through equal and full negotiation, formulate the clauses of this contract and reach an agreement. The concrete clauses of the contract are as follows:

Section 1 Backgroud

Party A is a high-tech company with the core business of GIS technique application and service. It has a good customer base and strong marketing competition advantage ; Party B engage in the R&D of 3-dimension GIS core technique and products long time and have a leading and strong R&D teams and resource.

Section 2 Cooperation Goal

The Cooperation relationship of both parties is based on the common economic and social performance and is a very closing cooperation partner relationship. Both parties will contribute the resource and advantage of each other , develop the 3-dimension technique and marketing expansion, and promote the development of 3-dimension application industry.

Section 3 Cooperation Content

Party A put forward the R&D project based on the party B’s 3-dimension GIS technique, set up the requirement of the project in detail, and provide the R&D expenses.

According the requirement of the project given by party A, Party B is responsible for organize and execute the R&D, and provide all the R&D production , including primary code etc , to Party A.

Section 4 Right and Obligations of Party A

4.1 Party A owns all the using right, ownership and patent right of the R&D production that Party B have developed according the requirement by Party A;

4.2 Party A should provide a necessary management support and training;

4.3 Party A should give party B the feedback from the market and marketing progress about the project promptly ;

4.4 Party A should pay to Party B the R&D expenses according to the payment schedule as stipulated by the project plan and contract promptly.

Section 5 Right and Obligations of Party B

5.1 Party B can not carry out a similar cooperation with third party without consent from Party A;

5.2 Party B should execute the R&D according the requirement from Party A, and should report to Party A if the R&D exceed the stipulated scope;

5.3 Party B should obey the Business norms ,rules and regulations in the R&D, and can not pirate ,fraud;

5.4 Party B should appoint a person who supervise and approve the qualification of R&D members according the requirement of project; Party B should report the quarterly progress to a person who is appointed by party A at the early of next quarter.

Section 6 Expenses and Settlement Method

6.1 According the business requirement of Party A, both parties set up and confirm the “ Project R&D Agreement” and clarify the R&D goal ,time and expenses of the project; Party B organize and execute the R&D according the Technological Development Agreement.

6.2 The settlement period is 1 month. Party B will report “monthly R&D progress statistics sheet” to the supervisor of Party A, the supervisor will sign the above sheet for confirmation and send back the signed sheet within 5 working days, Party B give the invoice that attached the signed sheet to Party A . Party A should pay the expenses of last 1 month to Party B within 5 working days when receive the invoice.

Section 7 Confidentiality Clauses

7.1 Without written notice, Party B can not release the project to third party , including customer list,R&D content etc.

7.2 Boty parties commit that will not release the documents provided by each other and the business secret and any documents labeled “confidential ”or “owned” that known in the executing the agreement, except the below exemption, within 2 years after the termination of agreement and during the period of agreement :

with the written consent notice;

release to related working members for executing the agreement;

required by the authority of government;

7.3 Party B should sign the confidential contract with the members who will access the above info or documents, that define the member should take the responsibility of confidentiality and this responsibility will not be termination by the resignation or work change of the member.

Section 8 Cooperation period

8.1 This agreement will be effective for 3 years from the time upon the signatures and seals of authorized signatures of both parties. This agreement will be auto-renew for another 3 years if no written objection notice within 3 month prior to termination.

8.2 This agreement can be revised or terminated only by written notice 60 days in advance. Any change or termination will be effective only upon common consent by both parties. If one party change or terminate the agreement without the written consent from the other party and cause the loss to the other party , the party have the responsibility of indemnity.

Section 9 Modification , Termination , Claim for Breach of Contract

9.1 Once the Agreement is signed, Both party should perform the agreement as best as they can. If Either party fails to perform it duties or responsibilities under the Contract shall be deemed breach of contract, The other party have the right to terminate the agreement, and the defaulting party shall compensate the other party the economic loss it causes;

9.2 Should Party A not to pay the expenses according the agreement, Party A need to pay the claim for breach by 3‰ of the unpaid balance per working day from 10 working days after invoice received.

9.3 Should Party B consign, subcontract to third party without the consent from Party A, Party A should pay RMB 1 million as the claim for breach, and should compensate the economic loss it causes.

9.4 Any modification or addition against the terms and conditions of the Contract should base on a written document for alteration, modification or addition and go through the negotiation, confirmation and signing procedure between both parties; the alteration, modification or addition will be the same effective ;

9.5 If there are some changes of the government regulation or other force Majeure cause postpone or disturb the implementation of both parties’ duties, Both parties could modification by friendly negotiation and confirmation.

Section 10 Miscellaneous

10.1 The Agreement and all rights and duties involved in the Agreement shall be governed by the current laws of the People’s Republic of China, and forming, alteration, termination of both parties’ rights and duties, and settlement of dispute must comply with the provisions of relevant laws, regulations and rules of the People’s Republic of China;

10.2 Should any dispute appear during implementation of contract, it shall be settled through friendly negotiation, and should such dispute not be able to be settled through friendly negotiation, either party may apply for arbitration to Beijing Arbitration Commission in accordance with arbitration regulations and procedures. The arbitration will be ultimate.

10.3 The Agreement have 2 original copies, each party hold one original copy.

No contents included below.

Party A:
PKU Chinafront Technology Co., Ltd (stamp)

Authorized Representative: (signature)
Date: Aug 6, 2005

Party B:
Earth and Space College , Pek ing University (stamp)

Authorized Representative: (signature)
Date: Aug 6, 2005